                                                                    EXHIBIT 10.6

             MEDICAL DIRECTOR AND ADMINISTRATIVE SERVICES AGREEMENT
             ------------------------------------------------------

     THIS MEDICAL DIRECTOR AND ADMINISTRATIVE SERVICES AGREEMENT is made and entered into as of October 1, 1997, by and between NEPHROLOGY ASSOCIATES OF NORTHERN ILLINOIS, LTD., an Illinois medical corporation ("NANI"), and EVEREST HEALTHCARE SERVICES CORPORATION, a Delaware corporation (the "Company"), both in its individual capacity and as agent for the Facilities listed on EXHIBIT A hereto, hereafter collectively referred to as the "Parties."

     WHEREAS, NANI is a medical group comprised of nephrologists who are experienced in the provision of medical direction services for dialysis treatment facilities;

     WHEREAS, NANI employs physicians and personnel with expertise in the business of providing dialysis and dialysis-related services and equipment; and

     WHEREAS, the Company and its subsidiaries operate dialysis treatment facilities at the locations noted on EXHIBIT A attached hereto (the "Facilities"), and NANI and the Company desire to memorialize their arrangement regarding the provision of certain management, administrative and medical direction services by NANI to the Company in connection with its operation of the Facilities.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1.  FACILITY MEDICAL DIRECTION DUTIES.

         A. The Company hereby engages the services of NANI to provide the medical direction services at the Facilities, as provided for in this Agreement, effective as of January 1, 1997 (the "Effective Date"). Specifically, at all times while this Agreement is in effect, NANI shall designate one or more of its employed or contracted nephrologists to serve as a "Medical Director" for each of the Facilities. The Medical Director designated for each Facility shall be that physician set forth opposite the name of each Facility on EXHIBIT A. The designated Medical Director for each Facility shall not change or be re-designated other than as permitted under this Agreement. NANI shall cause each such Medical Director to agree to perform services for the Company as medical director at the designated Facility. In such capacity, the Medical Director shall:

             (i) perform, subject to the supervision of the Managers for the applicable Facility, the duties relating to the operation of the Facilities which are set forth on EXHIBIT B attached hereto;


             (ii) perform the duties required under the Medicare End-Stage Renal Disease Program Regulations (42 C.F.R. 405.2161); and

             (iii) assist the Company in the establishment, supervision and review of all medical policies and procedures to be utilized by the applicable Facility.

     At all times hereunder, each Medical Director shall assist in the operation of his/her designated Facility in accordance with all applicable laws, regulations and governmental standards relating to licensing, certification and operation. Notwithstanding the delegation of certain duties to the Medical Directors hereunder, the Company and the Facilities shall retain ultimate authority over the standards of, and procedures and practices for, the services provided by the Facilities. NANI shall cause the Medical Directors to abide by the policies, procedures, rules and regulations of the Company and Facilities at all times.

         B. NANI shall cause each of the Medical Directors hereunder to personally discharge his/her obligations with respect to his/her respective Facility. NANI shall also cause each of the Medical Directors to devote so much time, skill and attention to the affairs and activities of his/her designated Facility as may reasonably be required to serve as Medical Director of the Facility. NANI shall also cause each of the Medical Directors to cooperate with and assist the Company and Facilities with identifying and documenting their efforts in connection with their Medical Director duties.

         C. Each individual designated by NANI to serve as a Medical Director under this Agreement shall at all times during the Term of this Agreement:

             (i) remain duly licensed as a physician in the same state that his/her designated Facility is located;

             (ii) remain board certified or board eligible in internal medicine or pediatrics, and have at least twelve (12) months of experience or training in the care of patients at ESRD facilities; or have previously served as a director of a dialysis or transplantation program for at least twelve (12) months between September 1, 1971 and September 1, 1979;

             (iii) maintain a current participation agreement with the Secretary of the United States Department of Health and Human Services, under the Medicare Program;

             (iv) maintain a current registration with the Drug Enforcement Administration; and

             (v) remain otherwise qualified to act as a medical director of a dialysis treatment facility.


     In the event one or more of the Medical Directors specified on EXHIBIT A no longer meets the above noted criteria, or is no longer willing to perform Medical Director duties at his/her designated Facility, NANI shall promptly designate another physician who meets the above noted criteria, to serve as the Medical Director for the designated Facility, and shall provide written notice of said designation to the Company and applicable Facility. Either the Company or applicable Facility shall have the right to reject, or request the removal of, any Medical Director designated by NANI; provided, however, any such rejection or request for removal shall not be unreasonably made. Notwithstanding the foregoing provisions of this Section 1(C), nothing contained herein shall preclude NANI from assigning, on a temporary basis, an otherwise qualified physician to serve as a Medical Director at a Facility during any temporary leave or absence (e.g. vacation, continuing medical education, illness) on the part of the designated Medical Director.

     2.  ADMINISTRATIVE AND MANAGEMENT SERVICE DUTIES.

         A. NANI hereby agrees that it will provide the following administrative and management services to the Company and its subsidiaries, as the Company may from time to time request:

             (i) consulting regarding the application or development of appropriate information systems to track quality of care and associated costs for all procedures performed at a Facility or any of the Company's other Affiliates, input of such information into a centralized information system and generation of appropriate reports to reflect the necessary information;

             (ii) development of protocols, clinical pathways and guidelines (collectively, "Protocols") for the various procedures performed and conditions treated in the Facilities or any of the Company's other Affiliates to ensure the highest quality at the lowest cost, and the ongoing monitoring, review and updating of such Protocols;

             (iii) general consulting regarding hiring and retention of executive employees and personnel, including, without limitation, making its key management, employees, and advisors reasonably available to the Company to consult with the Company's executives, and to review other executive personnel matters as reasonably requested from time to time by the Company;

             (iv) developing marketing strategies and coordinating the production of marketing literature and other advertising and promotional materials, including, but not limited to managed care relationships;

             (v) general executive and administrative services, including, without limitation, periodic advice and consultation with respect to the Company's strategic affairs;

             (vi) such other corporate, managerial and related strategic services as the Company may from time to time reasonably request; and

             (vii) acute dialysis medical director services and overall corporate medical direction, supervision and oversight of the health care services provided by the Company and its Affiliates and the services performed by various local medical directors at the dialysis facilities owned by the Company or its subsidiaries, or at the hospitals that have acute dialysis service agreements with the Company or its Affiliates.

         B. NANI hereby agrees during the term of this Agreement to consult with the management personnel of the Company in such manner and regarding such business and financial matters as may be reasonably requested from time to time by such management personnel, including but not limited to:

             (i)    business strategy and development;

             (ii)   due diligence procedures and policies; and

             (iii)  acquisition and divestiture strategies.

         C. Notwithstanding anything to the contrary contained herein, NANI shall only be required to devote such time to the performance of its administrative and management service duties hereunder as is reasonably necessary for NANI to perform such duties. The Company acknowledges and agrees that NANI may engage in other business activities without the consent of the Company.

     3.  PROTOCOLS.

     It is expressly understood by the parties hereto that the right and title to any and all Protocols developed by NANI in connection with the performance of its duties under this Agreement shall be the sole property of NANI; however, the Company shall be permitted to use the Protocols in connection with its business during the term of this Agreement and thereafter.

     4.  TERM.

         A. The initial term of this Agreement shall commence on the Effective Date, and shall continue, unless otherwise terminated pursuant to this
Section 4, for a period of five (5) years (the "Initial Term"). Upon termination of the Initial Term, this Agreement shall be automatically extended for consecutive one (1) year renewal terms until terminated pursuant to this
Section 4. The initial term and any extensions thereof may be referred to as the "Term."

         B.  This Agreement may be terminated:


             (i)    either by the Company or NANI for cause (as defined below);

             (ii) by the Company in the event it no longer operates the Facilities, or with respect to a particular Facility in the event it no longer operates such Facility;

             (iii)  upon the mutual agreement of the Company and NANI; or

             (iv) at any time on or after the expiration of the Initial Term, by either Party, upon at least ninety (90) days prior written notice of termination to the other Party.

         C. With respect to the termination of this Agreement for cause, the term "cause" shall mean: (i) a material breach by a Party to this Agreement which shall not have been cured by such breaching Party within ten (10) days of receipt of notice from the non-breaching Party of the breach; (ii) conviction of a crime by either of the Parties; (iii) exclusion or suspension of either of the Parties from the Medicare or Medicaid Programs; or (iv) the inability of the Parties to satisfactorily renegotiate any terms of this Agreement required to be amended by a change in the applicable laws or regulations pursuant to the requirements of Section 9(J) hereof.

     5.  COMPENSATION.

         A. In consideration of the services, covenants, and agreements agreed to be performed by NANI pursuant to this Agreement, the Company agrees to pay NANI the sum of One Million Two Hundred Eighty-Four Thousand Nine Hundred Twenty Dollars ($1,284,920) per year, payable in twelve (12) equal monthly installments (the "Base Compensation"). In addition to the Base Compensation, NANI shall also be eligible to receive "Incentive Compensation" in the event the Medical Directors are able to cause their respective Facilities to meet the quality, utilization and other performance measurements established by the Company and the Facilities. Said quality, utilization and other performance measurements shall include, but not be limited to, the measurement of hematocrit, URR and albumin levels, as well as Facility morbidity and mortality data. The amount of Incentive Compensation payable to NANI hereunder shall not exceed Eighty Thousand Eighty Dollars ($80,080) for any year, and shall be determined in the sole discretion of the Company.

         B. Both the Base Compensation and the Incentive Compensation will be reviewed annually by NANI and Company, to determine whether such annual payments reflect the fair market value of the services performed, and adjusted appropriately following such review. For the purposes of such calculation, fair market value of the Medical Directors' services shall be determined using available market indicators such as compensation surveys, wage index factors and changes to Medicare fee schedules for free-stranding outpatient dialysis facilities. It is expressly agreed, however, that (i) any increases to such payments shall be made only to the extent that the duties and responsibilities of the Medical Directors and NANI hereunder, as appropriate, increase beyond those duties and responsibilities in the prior year, and such increases shall be consistent with the fair market value thereof, and (ii) such payments to NANI and any increase thereof shall in no way be determined in a manner that takes into account the volume or value of referrals or business otherwise generated between the Company, or any of its Affiliates (including the Facilities) and the Medical Directors or NANI, for which payment may be made, in whole or part, under a "federal health care program" (as such term is defined in Section 1128B(a)(f) of the Social Security Act, as amended).

         C. In addition to the amounts payable under Section 5(A) above, the Company shall reimburse NANI for reasonable out-of-pocket costs and expenses actually incurred by NANI in connection with the performance of its services and duties hereunder, including all costs and expenses incurred in any transactions outside the ordinary course of business on behalf of the Company, regardless of whether such transactions are finally consummated.

     6.  NON-COMPETITION COVENANT.

         A. Restricted Period. In consideration of the compensation payable to NANI pursuant to this Agreement, NANI agrees that for the Term of this Agreement, and for a period of two (2) years after its termination or expiration for any reason whatsoever, NANI, either individually, or as a member of any partnership, joint venture, or other entity, shall not:

             (i) obtain any Financial Benefit (as hereinafter defined) from, or any direct or indirect ownership or other interest in, any business, firm, or entity which (a) provides dialysis services or is engaged in the sale of durable medical equipment or dialysis supplies to dialysis patients or in the sale of peritoneal supplies, or (b) competes with the Company or any of its Affiliates (as hereinafter defined) within a 50 mile radius of any of the locations where the Company, or any of its Affiliates regularly conduct operations, provided, that the preceding prohibition shall specifically exclude the business of providing acute dialysis services. For purposes of this Agreement, "Financial Benefit" shall include, but shall not be limited to, medical directorship fees, consultation fees, dividends, lease payments, management fees or any other payment or financial benefit from professional services rendered to any dialysis facility or entity or operation related to a dialysis facility or from the referral of patients to another dialysis facility. For purposes of this Agreement, "Affiliate" shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company;

             (ii) solicit or attempt to solicit any supplier or patient of any of the Facilities so as to cause or attempt to cause such supplier or patient to terminate his/her/its relationship with the Company and/or Facility; or


             (iii) solicit, influence or attempt to influence any employee or independent contractor of the Company or any of the Facilities to alter or terminate its relationship with the Company and/or Facility.

         B. No Limitation to Practice. This covenant shall in no way limit NANI or any of its employed or contracted physicians in the practice of nephrology, nor shall it be construed to require that NANI or any of its employed or contracted physicians admit patients to the Facilities or restrict them from admitting patients to any other dialysis facility or hospital, nor shall it prohibit or in any way otherwise limit NANI from charging fees for administering professional medical services to patients admitted to the Facilities or to any other dialysis facility or hospital.

         C. Enforcement. NANI acknowledges that enforcement of this covenant will not prevent NANI or any of its employed or contracted physicians from earning a living by practicing medicine or nephrology in the community where they currently practice. It is also recognized and agreed by the Parties hereto that any violation of this Agreement by NANI shall cause irreparable harm to the Company for which monetary compensation shall not be adequate.

         D. Blue Pencil. If any court of competent jurisdiction interprets the covenants contained in this Section 6 to be too broad as to geographic, time or scope limitations, the court shall have the power to limit said geographic, time or scope limitations to those deemed to be reasonable and the Agreement shall be fully enforceable as so limited by the court.

         E. Extension of Restricted Period. In the event of a violation by NANI of the covenants contained in this Section 6, it is mutually agreed that the term of any such covenant shall be automatically extended against NANI for a period of two (2) years from the date on which NANI permanently ceases such violation, or for a period of two (2) years from the date of the entry by a court of competent jurisdiction of a final order or a judgment enforcing such covenant, whichever period is later. The extension of the term of the restricted period provided in this Section 6 shall be in addition to, and not in lieu of any other available remedies.

         F. Definition of Patient. For purposes of this Agreement, the term "patient" shall mean and include any person that was a patient of a Facility at any time during the twelve (12) month period immediately preceding any termination of this Agreement, or any person who thereafter becomes a patient at a Facility.

         G. Restrictions of Medical Directors. NANI hereby covenants and agrees that it shall cause each of the Medical Directors or the NANI physicians performing services hereunder to agree to be bound to a non-competition covenant similar to that set forth above by causing each individual to execute a Noncompetition Agreement in the form attached hereto as EXHIBIT C. NANI shall require that each such individual execute such a Noncompetition Agreement as a condition to the commencement of his/her tenure as a Medical Director or other provider of services under this Agreement. The restrictive covenants contained in this Section 6 and in any Noncompetition Agreement executed in connection with the services to be provided by NANI to the Company and its Facilities as described herein shall be in addition to and not in lieu of any other restrictive covenants or agreements that NANI or any of its contracted or employed physicians or any NANI Representative (as defined below) may have with the Company or any of its Affiliates.

     7.  CONFIDENTIAL INFORMATION.

     NANI hereby agrees, and shall cause each of the Medical Directors and any other NANI employees, officers, directors or agents performing services under this Agreement (the "NANI Representatives") to agree, that during the Term of this Agreement and for a period of two (2) years thereafter, neither NANI nor any of the Medical Directors or NANI Representatives will make any use for its own benefit, or for the benefit of any person, firm, partnership, joint venture, corporation or other entity, other than the Company or its Affiliates, or disclose to any person, firm, corporation or other entity other than the Company or its Affiliates, any secret or confidential information, patient lists or any other data or proprietary information of, or pertaining to business and financial affairs or services of the Company and its Affiliates, to the extent acquired as a result of this Agreement and not generally known within the industry or as a matter of public knowledge.

     8.  EXCLUSIVE USE OF FACILITY RESOURCES.

     NANI hereby acknowledges and agrees, and shall cause each of the Medical Directors to acknowledge and agree, that the Facilities and their supplies, equipment and employees shall be utilized by the Medical Directors exclusively for the provision of dialysis services to patients of the Facilities and for the performance by the Medical Directors of their duties hereunder. No portion of the Facilities or their supplies or equipment, nor the time of any employee, shall at any time be utilized by any Medical Director for the practice of medicine or for any other purpose not expressly set forth in this Agreement.

     9.  MISCELLANEOUS.

         A. Governing Law. The validity, construction, interpretation and enforceability of this Agreement and the capacity of the Parties shall be determined and governed by the laws of the State of Illinois.

         B. Assignment. NANI shall not be permitted to assign or otherwise transfer this Agreement without first obtaining the prior written consent of the Company; provided however, the Company shall be permitted to assign this Agreement without the consent of NANI. This Agreement shall be enforceable by or against any permitted assigns hereunder.

         C. Status of Parties. The Parties acknowledge that they are independent parties, acting as independent contractors. The Company shall not be responsible for nor be held liable for any of the acts or omissions of the Medical Directors in performing such person's duties hereunder, except to the extent such acts or omissions were directed to be performed by the Company.

         D. Insurance. The Company agrees during the Term of this Agreement that the Company shall purchase and keep in continuous force and effect a policy of general liability insurance which shall have a single limit of at least One Million Dollars ($1,000,000) covering the Company and its employees. NANI shall procure and maintain, on behalf of the NANI Representatives, and on behalf of the Medical Directors, or shall cause each of the Medical Directors to procure and maintain, professional liability insurance covering their respective acts and omissions in connection with the duties and obligations under this Agreement, as well as any professional services rendered to patients at the Facilities. Such insurance shall have minimum limits of at least One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate per annum and shall name the Company and Facilities as additional insured parties. Additionally, such NANI and Medical Director insurance shall be written on an occurrence policy form; provided, however, NANI and the Medical Directors shall be permitted to procure said insurance coverage on a claims made policy form, so long as they also obtain a reporting endorsement to cover any acts or omissions occurring during the Term of this Agreement, and which reporting endorsement survives the termination of this Agreement for a period of at least seven (7) years. Upon request of the Company, NANI shall produce a copy of the certificate of insurance or other appropriate evidence of such insurance.

         E. Access to Books and Records. NANI and Company agree to comply with Section 1861(v)(1)(I) of the Social Security Act, as amended, and the regulations promulgated thereunder. Accordingly, during the Term of this Agreement, and for a period of four (4) years following the termination of this Agreement, NANI shall make available, upon written request by the Secretary of the United States Department of Health and Human Services, the Comptroller General of the United States or any of their duly authorized representatives, all contracts, books, documents, and other records of NANI which are necessary to verify the nature and extent of the costs of NANI's services hereunder. NANI shall notify the Company within ten (10) days from receipt of such a request.
If the statutory provision and regulations noted above shall be deemed inapplicable hereto, this Section 9(E) shall be deemed inoperative and without force and effect.

         F. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person, via receipted overnight courier, or deposited in the U.S. mail, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:                            If to NANI:

Everest Healthcare Services Corporation       Nephrology Associates of Northern
101 North Scoville                             Illinois, Ltd.
Oak Park, Illinois  60302                     101 North Scoville
Attention:  Chief Executive Officer           Oak Park, Illinois  60302
                                              Attention:  President

or to such other address as either party may designate in writing to the other party in accordance with this Section 9(F).

          G. Waiver of Breach. The waiver by a Party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that Party.

          H. Severability. The provisions of this Agreement shall be severable, and the invalidity of any provision, or portion thereof, shall not affect the validity of the other provisions.

          I. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

          J. Limited Renegotiation. This Agreement shall be construed to be in accordance with any and all applicable federal and state laws, including, without limitation, Medicare, Medicaid and other federal and state statutes, rules, regulations, principles and interpretations. In the event there is a change in Medicare, Medicaid or other federal or state statutes, rules, regulations, principles or interpretations that renders any of the material terms of this Agreement unlawful or unenforceable, including any services rendered or compensation to be paid hereunder, either party shall have the immediate right to initiate the good faith negotiation of the affected term or terms of this Agreement, upon notice to the other party, or remedy such condition. Should the Parties be unable in good faith to renegotiate the term or terms so affected so as to bring it/them into compliance with the statute, rule, regulation, principle or interpretation that rendered it/them unlawful or unenforceable within thirty (30) days of the date on which notice of a desired renegotiation is given, then either Party shall be entitled, after the expiration of said initial thirty (30) day period, to terminate this Agreement upon an additional thirty (30) days' written notice to the other Party.

          K. Entire Agreement. This Agreement constitutes the entire agreement between the Parties respecting the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Agreement may be amended only by an instrument in writing executed by the Parties hereto.

          L. Third Party Beneficiary. Affiliates of the Company, including, but not limited to, the entities which operate the Facilities, are intended third party beneficiaries of this Agreement and shall independently have the right to enforce each of the applicable provisions of this Agreement, including, but not limited to, the non-compete and non-solicitation provisions contained in
Section 6 of this Agreement.

     IN WITNESS WHEREOF, the Company and NANI have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                         COMPANY:

                         EVEREST HEALTHCARE SERVICES CORPORATION


                         By:     /s/    CRAIG W. MOORE
                                ----------------------------------------------
                                        Craig W. Moore
                                        Chairman and Chief Executive Officer


                         EVEREST HEALTHCARE SERVICES CORPORATION, as agent for the Facilities listed on Exhibit A hereto


                         By:     /s/    CRAIG W. MOORE
                                ----------------------------------------------
                                        Craig W. Moore
                                        Chairman and Chief Executive Officer


                         NANI:

                         NEPHROLOGY ASSOCIATES OF NORTHERN ILLINOIS, LTD.


                         By:     /s/    ARTHUR MORRIS
                                ----------------------------------------------
                                        Arthur Morris
                                        President

                                   EXHIBIT A

                FACILITY LOCATIONS/DESIGNATED MEDICAL DIRECTORS

Facility Name & Location                      Designated Medical Director
------------------------                      ---------------------------

1.   Aurora Dialysis Center                   Michael Carbon, M.D.
     516 South Lincoln
     Aurora, Illinois  60505

2.   Chicago Dialysis Center                  George Dunea, M.D.
     640 West Washington
     Chicago, Illinois  60606

3.   Jackson Park Dialysis Center             Douglas Mufuka, M.D.
     7531 South Stony Island Avenue
     Chicago, Illinois  60649

4.   Oak Park Dialysis Center                 Paul Balter, M.D.
     733 Madison Street
     Oak Park, Illinois  60302

5.   South Side Dialysis Center               Ashutosh Gupta, M.D.
     7721 South Western Avenue
     Chicago, Illinois  60620

6.   West Suburban Dialysis Center            Arthur Morris, M.D.
     Erie at Austin
     Oak Park, Illinois  60302

                                  EXHIBIT B

                        MEDICAL DIRECTOR QUALIFICATIONS

QUALIFICATIONS:

     Each Medical Director shall be:

             (i) a licensed physician in the state in which the facility is located that he/she will serve as a medical director;

             (ii) board certified or board eligible in internal medicine or pediatrics, with a minimum of one year experience or training in the care of patients at End Stage Renal Disease ("ESRD") treatment facilities, or have previously served as a director of a dialysis or transplantation program for at least twelve (12) months between September 1, 1971 and September 1, 1976;

             (iii) maintain a current participation agreement with the Secretary of the United States Department of Health and Human Services, under the Medicare Program;

             (iv) maintain a current Drug Enforcement Administration registration; and

             (v) otherwise remain qualified to act as a medical director of a dialysis treatment facility.

DUTIES AND RESPONSIBILITIES:

     Each Medical Director shall have immediate responsibility for the quality of professional care delivered to the patients at his/her respective facility, and shall exercise said responsibility through directing the professional services of the facility, including patient care, education and research. The Medical Director shall serve as the official channel of communications between the medical staff and the governing body for the facility. The Medical Director is also responsible to function as a liaison with "affiliated medical institutions" (as defined in applicable federal regulations) with respect to his/her facility.

Specific responsibilities for each Medical Director include:

     1. Oversight of the administration and execution of the facility's patient care policies, with day-to-day implementation of these policies delegated to the nurse manager.

     2. Implementation and ongoing oversight of a patient care policy and procedures manual, in accordance with federal regulations, which describes:

          (a) the types of dialysis used in the facility and the procedures followed in performance of each type of dialysis;

          (b) procedures for the prevention of hepatitis and the care of patients with hepatitis;

          (c)  procedures for dealing with infectious agents (e.g. AIDS); and

          (d)  a disaster readiness plan.

     3.   Medical consultation with the nurse manager.

     4. Oversight of the proper coordination and performance of all patient care services within the facility.

     5. Regular consultation with the facility's nurse manager and members of the governing body to encourage the proper maintenance of the facility, including the daily operation and maintenance of dialysis equipment and the utilization of medical supplies.

     6. Participation in the availability and selection of the appropriate dialysis treatment modality and setting for facility patients, through participation in monthly patient care plan/quality assurance meetings and annual long term patient care plan meetings.

     7. Monitoring the adequate supervision of the dialysis operation by medical and patient care staff and assuring periodic assessment of patient performance of dialysis tasks for self dialysis patients.

     8. Participation in the development, needs analysis, implementation and evaluation of facility training programs, including in-service training in dialysis methods for nurses and other personnel. Where the facility provides self-dialysis training to patients, the Medical Director is responsible, in consultation with nursing and social work staff, for assuring that each patient has ready access to all training materials, supplies and equipment during training and at other times deemed beneficial to the patient.

     9. Oversight of the maintenance of all records relating to the care and treatment of patients in the facility in accordance with facility policies and applicable regulations of public health and governmental reimbursement agencies. While the head nurse has day to day responsibility in this regard, the Medical Director shall be responsible for overseeing the integrity and completeness of medical records, including:

          (a) patient long-term care plans; patient short-term care plans; medical history;

          (b)  results of physical examinations and laboratory tests;

          (c) the timely completion of all applicable federal, state and local filings, including but not limited to, Health Care Financing Administration ("HCFA") certificates and forms;

          (d) progress notes by all patient care staff; complete and legibly signed orders and discharge summary; and

          (e) assisting in the implementation and operation of electronic medical records systems.

     10. Review of federal, state and local survey reports and, as needed, participation in the development and implementation of an appropriate plan of correction.

     11. Review of periodic evaluation reports of all facility incident reports.

     12.  Participation in scheduled meetings concerning the facility.

     13. Review and approval with appropriate medical staff consultation of applications for those physicians seeking privileges in the facility.

     14. Oversight of all disciplinary action with regard to any matter of the medical staff or patient care personnel as needed to assure the quality of services and conformity to facility rules and policies.

     15. To the extent that any hospital(s) provide acute hospitalization and back-up services to patients of the facility, the Medical Director shall provide coordination and quality assurance functions for the facility vis-a-vis such hospital(s).

     16.  Oversight of the facility's overall compliance with:

             (i) the Medicare Conditions for Coverage of Suppliers of End-Stage Rental Disease Services, as set forth in 42 C.F.R. (S)
                   405.2100 et. seq.; and

            (ii) all applicable state laws, regulations or policies concerning licensure and/or registration of health care facilities similar to the facilities.

                                   EXHIBIT C

                       FORM OF NONCOMPETITION AGREEMENT

     THIS NONCOMPETITION AGREEMENT (the "Agreement") is entered into as of _________________ by and between ____________________________ (the "Company")
and _______________________________ in his/her individual capacity (the
"Physician").

     WHEREAS, Physician has been designated to serve as the "Medical Director" of the Company's facility known as ___________________________ located at ___________________, ___________, ____________ (the "Facility") pursuant to that certain Medical Director and Administrative Services Agreement (the "Administrative Services Agreement") dated October 1, 1997 by and between Nephrology Associates of Northern Illinois, Ltd. and Everest Healthcare Services Corporation ("Everest");

     WHEREAS, as the Medical Director of the Facility, Physician will have access to, and will gain knowledge of certain proprietary and confidential information concerning the Company, including, but not limited to, various trade secrets and competitive information; and

     WHEREAS, in order to induce the Company to designate Physician as Medical Director of the Facility, Physician desires to enter into this Agreement.

     NOW, THEREFORE, in consideration of the terms and conditions and the representations and warranties herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE I
                            COVENANT NOT TO COMPETE

     1.1  Covenants.  Physician agrees that during the time he/she is a Medical
          ---------
Director at the Facility and for a period equal to two (2) years following the termination of Physician's Medical Directorship at the Facility, he/she will not, directly or indirectly, alone or in association with others, in his/her capacity as partner, shareholder, member, employee, officer or other legal or beneficial capacity, or through or in connection with any corporation, limited liability company, partnership or other form of business entity, without the prior written consent of Company:

          (a) Obtain any Financial Benefit (as hereinafter defined) from, or any direct or indirect ownership or other interest in, any business, firm, or entity other than the Company or any of its Affiliates which (i) provides dialysis services or (ii) is engaged in the sale of durable medical equipment or dialysis supplies to home dialysis patients or in the sale of peritoneal supplies, or (iii) competes with the Company or any of its Affiliates (as hereinafter defined), within a fifty (50) mile radius of the Facility (the

     "Territory"). For purposes of this Agreement, "Financial Benefit" shall include, but shall not be limited to, medical directorship fees, consultation fees, dividends, lease payments, management fees or any other payment or financial benefit from professional services rendered to any dialysis facility or entity or operation related to a dialysis facility or from the referral of patients to another dialysis facility. "Affiliate" shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company;

          (b) Solicit or attempt to solicit any supplier or patient of the Facility so as to cause or attempt to cause such supplier or patient to terminate his/her/its relationship with the Facility; or

          (c) Solicit, influence or attempt to influence any employee or independent contractor of the Company to alter or terminate his/her/its relationship with the Company.

     1.2  No Limitation on Practice.  This covenant shall in no way limit the
          -------------------------
Physician in the practice of nephrology, nor shall it be construed to require that the Physician admit patients to the Facility or restrict him/her from admitting patients to any other dialysis facility or hospital, nor shall it prohibit or, in any way, otherwise limit the Physician from charging fees for administering professional medical services to patients admitted to the Facility or to any other dialysis facility or hospital.

     1.3  Enforcement.  The Physician acknowledges that enforcement of the
          -----------
covenants contained in Article I of this Agreement shall not prevent him/her from earning a living by practicing medicine or nephrology in the community where he/she currently practices. It is also recognized and agreed by the parties hereto that any violation of the covenants contained in Article I of this Agreement by the Physician shall cause irreparable harm to the Company for which monetary compensation shall not be adequate. The Physician further acknowledges that the medical director services provided to the Facility pursuant to this Agreement are pursuant to the Administrative Services Agreement, and that in connection therewith Everest is an intended third party beneficiary of this Agreement and shall independently have the right to enforce the provisions hereof including without limitation the provisions of this
Article I.

     1.4  Blue Pencil.  If any court of competent jurisdiction interprets the
          -----------
covenants contained in Article I of this Agreement to be too broad in geographic, time or scope limitations, the court shall have power to limit said geographic, time or scope limitations to those deemed to be reasonable and the Agreement shall be fully enforceable as so limited by the court.

     1.5  Extension of Restricted Period.  In the event of a violation by the
          ------------------------------
Physician of any of the covenants contained in Article I of this Agreement, it is mutually agreed that the term of any such covenant shall be automatically extended against the Physician for a period of two (2) years from the date on which the Physician permanently ceases such violation or for a period of two (2) years from the date of the entry by a court of competent jurisdiction of a final order or a judgment enforcing the covenant, whichever period is later. The extension of the term of the covenants provided in Article I of this Agreement shall be in addition to, and not in lieu of, any other available remedies.

     1.6  Definition of Patient.  For purposes of this Agreement, the term
          ---------------------
"patient" shall mean and include any person that was a patient of the Facility at any time during the twelve (12) month period immediately preceding the termination of Physician's Medical Directorship, or any person who thereafter becomes a patient at the Facility.

     1.7  Other Restrictive Covenants.  The Physician acknowledges that the
          ---------------------------
restrictive covenants contained in Article I of this Agreement are in consideration of the provision of medical director services at the Facility and such restrictive covenants shall be in addition to and not in lieu of any other restrictive covenants or agreements that the Physician may have with the Company or any of its Affiliates.

     1.8  Right to Injunctive Relief.  In the event of a breach of any provision
          --------------------------
of this Agreement, Company, as it may elect, shall be entitled to an injunction restraining Physician from such conduct in addition to such other remedies as may be available to Company for such breach.

                                   ARTICLE II
                                 MISCELLANEOUS

     2.1  Assignment.  This Agreement shall not be assignable by Physician.
          ----------
Company, however, may assign this Agreement without Physician's consent.

     2.2  Binding Effect.  This Agreement shall be binding upon and inure to the
          --------------
benefit of the heirs, successors and permitted assigns of each party hereto.

     2.3  Entire Agreement.  Subject to Section 1.7, this Agreement constitutes
          ----------------
the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written representations, warranties and agreements between the parties with respect to the subject matter hereof.

     2.4  Notices.  All notices and other communications required or permitted
          -------
to be given under this Agreement shall be in writing and shall be considered given and delivered when personally delivered to the party to whom such notice or communication is addressed or when delivered by courier, when received by facsimile or when deposited in the United States mail, postage prepaid, return receipt requested, properly addressed to a party at the address set forth below, or at such other address as such party shall have specified by notice given in accordance with this Section.

If to Physician:    _____________________________________
                    c/o Nephrology Associates of Northern
                     Illinois, Ltd.
                    101 North Scoville
                    Oak Park, Illinois  60302

If to Company:      _____________________________________
                    _____________________________________
                    _____________________________________

With a copy to:     Katten Muchin & Zavis
                    525 West Monroe Street, Suite 1600
                    Chicago, Illinois  60611
                    Attention:  Alan M. Berry, Esq.

     2.5  Waiver.  Any term or condition of this Agreement may be waived at any
          ------
time by the party or parties entitled to the benefit thereof, but only by a written notice signed by the party or parties waiving such terms or conditions. The waiver of any term or condition shall not be construed as a waiver of any other term or condition of this Agreement.

     2.6  Amendment.  This Agreement may be amended, supplemented or modified at
          ---------
any time, but only by a written instrument duly executed by Physician and by Company, which amendment shall be effective as of the date specified herein.

     2.7  Governing Law.  This Agreement shall be construed, and the rights and
          -------------
liabilities of the parties hereto determined, in accordance with the internal laws of the State of Illinois, provided, however, that the conflicts of law principles of the State of Illinois shall not apply to the extent that they would operate to apply the laws of another state.

     2.8  Cost of Litigation.  In the event any party to this Agreement (or
          ------------------
Everest as provided in Section 1.3 hereof) takes legal action to enforce any of the terms of this Agreement, the prevailing party to such action shall be entitled to reimbursement for such party's reasonable expenses, including but not limited to reasonable attorneys' fees, incurred in such action.

     2.9  Counterparts.  This Agreement may be executed in multiple
          ------------
counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same agreement.

     2.10 Severability.  The provisions of this Agreement shall be severable,
          ------------
and the invalidity of any provision, or portion thereof, shall not affect the validity of the other provisions.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                     COMPANY:

                                     WSKC DIALYSIS SERVICES, INC.



                                     By:____________________________________
                                             Arthur Morris
                                             President


                                     PHYSICIAN:


                                     _______________________________________
                                     [Name]